Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-250131 on Form S-8 and No. 333-236647 on Form S-3 of First Citizens BancShares, Inc. (the “Company”) and its subsidiaries of our reports dated February 24, 2021, with respect to the consolidated financial statements of the Company as of December 31, 2020, and for each of the two years in the period ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP
Raleigh, North Carolina
February 25, 2022